Exhibit 99.1

Contacts:	Brent Anderson, VP Investor Relations
(972) 580-6360 (office)
investors@meritagehomes.com

Meritage Homes reports first quarter 2018 diluted EPS of $1.07, with a 33% increase in pretax earnings on 10% growth in home closing revenue, higher home closing gross margin and greater overhead leverage;
Strong demand for entry-level homes helps drive 10% increase in orders

SCOTTSDALE, Ariz., April 25, 2018 - Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, reported its first quarter results for the period ended March 31, 2018.

Summary Operating Results (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2018	2017	% Chg
Homes closed (units)	1,725	1,581	9%
Home closing revenue	$728,532	$660,617	10%
Average sales price - closings	$422	$418	1%
Home orders (units)	2,358	2,135	10%
Home order value	$962,796	$892,703	8%
Average sales price - orders	$408	$418	(2)%
Ending backlog (units)	3,508	3,181	10%
Ending backlog value	$1,482,205	$1,367,844	8%
Average sales price - backlog	$423	$430	(2)%
Earnings before income taxes	$48,884	$36,769	33%
Net earnings	$43,874	$23,572	86%
Diluted EPS	$1.07	$0.56	91%

MANAGEMENT COMMENTS
“Our first quarter 2018 results reflected performance improvements from our strategic initiatives, as well as strong demand in our markets and growth from our entry-level business,” said Steven J. Hilton, chairman and chief executive officer of Meritage Homes. “Net earnings for the quarter were up 86% over last year’s first quarter, on a 10% increase in home closing revenue, coupled with a 90 bps increase in home closing gross margin and a 30 bps improvement in selling costs and overhead leverage, two of our strategic initiatives to drive earnings growth. We also benefited from a favorable legal settlement, and the extension of energy tax credits on qualifying homes closed in 2017 increased our net earnings for the quarter by approximately $6.3 million.”
He continued, “Total orders for the first quarter were up 10% year-over-year due to increases in our orders pace across all regions. Most notably, a 24% increase in our East region orders pace demonstrates continued progress from the strategic improvements we’ve made in our product, people and execution within those markets.
“Our strategy to focus on the growing demand for entry-level homes with our LiVE.NOW.™ product addresses the need for lower-priced homes as interest rates rise, in order to keep homes affordable for first-time buyers, including millions of Millennials expected to enter the market over the next decade,” explained Mr. Hilton. “As part of this strategic shift, we have simplified our business to gain operating efficiencies and improve our buyers’ experiences throughout the entire home-buying process, which has been very well-received.
"We are pleased with our first quarter performance, especially the improvements in home closing gross margin and our East region operations," he concluded. “We continue to see strong demand for our homes and positive market conditions for homebuilders. Therefore, we are projecting home closings and total home closing revenue will grow to approximately 8,450-8,850 and $3.5-3.65 billion, respectively, for the full year 2018. We're also expecting home closing gross margin to come in at least 18% for the year, a little higher than previously projected. Slightly better overhead leverage should also help drive a strong increase in pre-tax earnings, projected at $285-305 million for the full year. Net earnings growth should be even better with the added benefit of a lower statutory tax rate in 2018 and the one-time catch up for 2017 energy tax credits that we captured in the first quarter.”

FIRST QUARTER RESULTS

•
Net earnings of $43.9 million ($1.07 per diluted share) for the first quarter of 2018, increased 86% and 91%, respectively, compared to the first quarter of 2017. Earnings before income taxes were up 33% year-over-year, primarily due to increases in home closing revenue and home closing gross margin.

•
Home closing revenue increased 10% on a 9% increase in closing volume and a 1% increase in average sales price over the first quarter of 2017. The increases in closings and revenue were led by the East region (Florida, Georgia, the Carolinas and Tennessee), which delivered a 25% increase in home closing revenue from 29% more home closings at an average sales price 3% lower than the first quarter of 2017. The Central region (Texas) delivered home closings and revenue growth of 9% and 10%, respectively. A 2% increase in West region home closing revenue (California, Colorado and Arizona) was due to a 7% increase in average sales prices compared to the first quarter of 2017, which offset a 5% decline in closings due to 14% fewer communities open on average during the first quarter in 2018 than 2017.

•
Home closing gross margin increased 90 bps to 17.1% for the first quarter of 2018, compared to 16.2% in the first quarter of 2017, primarily due to improved margins in the East region, as well as moderate increases in home prices and greater cost efficiencies throughout our regions.

•
Land closing gross profit declined $3.7 million year-over-year due to a $1.2 million net loss from the sale of various land parcels during the first quarter of 2018, compared to land closing gross profit of $2.5 million in the first quarter of 2017.

•
Selling, general and administrative expenses were 11.5% of first quarter 2018 home closing revenue, 30 bps less than 2017’s first quarter SG&A of 11.8% of home closing revenue, reflecting cost controls and greater leverage on higher closing volumes and revenue.

•	Other income increased $4.3 million year-over-year, primarily due to a $4.8 million settlement from long-standing litigation related to a previous joint venture in Nevada.

•
Interest expense declined $0.7 million for the first quarter of 2018 compared to 2017. The reduction was due to a greater percentage of interest capitalized to qualified assets under development, despite a $3.0 million increase in total interest incurred. The Company issued $300 million in new 5.125% senior notes in June 2017 that were primarily used to repay borrowings under the Company’s revolving credit facility and to retire all $126.5 million of the Company's 1.875% convertible senior notes. The Company also issued an additional $200 million of 6.00% senior unsecured notes in March of 2018 and used the net proceeds to repay outstanding borrowings under its revolving credit facility, which included $175 million of borrowings for the February 2018 redemption of the Company’s 4.50% senior notes due in March 2018.

•
First quarter effective tax rate was approximately 10% in 2018, compared to 36% in 2017, reflecting lower corporate income tax rates enacted for 2018, as well as $6.3 million of energy tax credits recorded in the first quarter of 2018 for all homes closed in 2017 that qualified for the credits. These energy tax credits were extended by Congress in 2018 for 2017 only, and are expected to reduce the full year 2018 effective tax rate by about 200 basis points.

•
Total orders for the first quarter of 2018 increased 10% year-over-year, driven by a 10% increase in absorption pace (orders per average active community). Total active community count increased during the first quarter of 2018, though the ending and average community counts were consistent year-over-year. The improved performance in the East region reflected management’s focused efforts over the past year on new regional product offerings and better sales execution. Strong order growth of 23% and 17% respectively in the East and Central regions offset a 2% decline in orders within the West region. The decline in the West region reflected fewer average actively selling communities in the first quarter of 2018 over 2017. Most of the new communities opened during the first quarter in the West were opened late in the quarter and only minimally contributed to first quarter 2018 orders. Community count is expected to increase in the West region this year.

•
Partially offsetting the 10% increase in orders was a 2% decrease in average sales price (ASP) as the ratio of lower-priced entry-level homes increased, resulting in an 8% increase in the total value of orders. California’s ASP was a notable exception, increasing 24% year-over-year primarily due to high demand in several higher-priced communities in the first quarter of 2018.

BALANCE SHEET

•
Cash and cash equivalents at March 31, 2018, totaled $172.6 million, compared to $170.7 million at December 31, 2017, as net cash generated was invested in real estate to support additional orders and closings. Real estate assets increased to $2.80 billion at March 31, 2018, compared to $2.73 billion at December 31, 2017. Approximately $82.3 million of the increase related to homes under construction or completed, offset by a slight decrease in finished home sites or land under development.

•
Meritage ended the first quarter of 2018 with approximately 34,000 total lots owned or under control, compared to approximately 31,300 total lots at March 31, 2017. Approximately 80% of the lots added during the first quarter were in communities planned for entry-level product.

•
Debt-to-capital ratios were 44.7% at March 31, 2018 and 44.9% at December 31, 2017, with net debt-to-capital ratios of 41.2% and 41.4%, respectively, remaining well within management’s target range for this key ratio.

CONFERENCE CALL
Management will host a conference call to discuss the results at 8:00 a.m. Arizona Time (11:00 a.m. Eastern Time) on Thursday, April 26.
The call will be webcast with an accompanying slideshow available on the "Investor Relations" page of the Company's web site at http://investors.meritagehomes.com. Telephone participants may avoid any delays by pre-registering for the call using the following link to receive a special dial-in number and PIN.
Conference Call registration link: http://dpregister.com/10118384
Telephone participants who are unable to pre-register may dial in to 866-226-4948 on the day of the call. International dial-in number is 1-412-902-4125 or 1-855-669-9657 for Canada.
A replay of the call will be available beginning at approximately 1:00 p.m. ET on April 26 and extending through May 10, 2018, on the website noted above or by dialing 877-344-7529, 1-412-317-0088 for international or 1-855-669-9658 for Canada, and referencing conference number 10118384.

Meritage Homes Corporation and Subsidiaries
Consolidated Income Statements
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2018	2017
Homebuilding:
Home closing revenue	$728,532	$660,617
Land closing revenue	14,032	12,155
Total closing revenue	742,564	672,772
Cost of home closings	(604,202)	(553,349)
Cost of land closings	(15,242)	(9,660)
Total cost of closings	(619,444)	(563,009)
Home closing gross profit	124,330	107,268
Land closing gross (loss)/profit	(1,210)	2,495
Total closing gross profit	123,120	109,763
Financial Services:
Revenue	3,048	2,944
Expense	(1,484)	(1,379)
Earnings from financial services unconsolidated entities and other, net	2,656	2,725
Financial services profit	4,220	4,290
Commissions and other sales costs	(52,752)	(48,320)
General and administrative expenses	(30,893)	(29,622)
(Loss)/earnings from other unconsolidated entities, net	(46)	373
Interest expense	(136)	(825)
Other income, net	5,371	1,110
Earnings before income taxes	48,884	36,769
Provision for income taxes	(5,010)	(13,197)
Net earnings	$43,874	$23,572

Earnings per share:
Basic
Earnings per share	$1.08	$0.59
Weighted average shares outstanding	40,488	40,178
Diluted
Earnings per share	$1.07	$0.56
Weighted average shares outstanding	41,140	42,808

Meritage Homes Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31, 2018	December 31, 2017
Assets:
Cash and cash equivalents	$172,552	$170,746
Other receivables	74,380	79,317
Real estate (1)	2,802,798	2,731,380
Real estate not owned	38,864	38,864
Deposits on real estate under option or contract	52,539	59,945
Investments in unconsolidated entities	16,441	17,068
Property and equipment, net	49,761	33,631
Deferred tax asset	35,269	35,162
Prepaids, other assets and goodwill	84,560	85,145
Total assets	$3,327,164	$3,251,258
Liabilities:
Accounts payable	$140,557	$140,516
Accrued liabilities	181,188	181,076
Home sale deposits	33,761	34,059
Liabilities related to real estate not owned	34,978	34,978
Loans payable and other borrowings	16,854	17,354
Senior notes, net	1,294,494	1,266,450
Total liabilities	1,701,832	1,674,433
Stockholders' Equity:
Preferred stock	—	—
Common stock	406	403
Additional paid-in capital	589,791	584,578
Retained earnings	1,035,135	991,844
Total stockholders’ equity	1,625,332	1,576,825
Total liabilities and stockholders’ equity	$3,327,164	$3,251,258
(1) Real estate – Allocated costs:
Homes under contract under construction	$668,579	$566,474
Unsold homes, completed and under construction	499,998	516,577
Model homes	138,848	142,026
Finished home sites and home sites under development	1,495,373	1,506,303
Total real estate	$2,802,798	$2,731,380

Supplemental Information and Non-GAAP Financial Disclosures (Dollars in thousands – unaudited):

	Three Months Ended March 31,
	2018	2017
Depreciation and amortization	$5,866	$3,670

Summary of Capitalized Interest:
Capitalized interest, beginning of period	$78,564	$68,196
Interest incurred	20,869	17,895
Interest expensed	(136)	(825)
Interest amortized to cost of home and land closings	(17,469)	(14,381)
Capitalized interest, end of period	$81,828	$70,885

	March 31, 2018	December 31, 2017
Notes payable and other borrowings	$1,311,348	$1,283,804
Stockholders' equity	1,625,332	1,576,825
Total capital	2,936,680	2,860,629
Debt-to-capital	44.7%	44.9%
Notes payable and other borrowings	$1,311,348	$1,283,804
Less: cash and cash equivalents	$(172,552)	$(170,746)
Net debt	1,138,796	1,113,058
Stockholders’ equity	1,625,332	1,576,825
Total net capital	$2,764,128	$2,689,883
Net debt-to-capital	41.2%	41.4%

Meritage Homes Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2018	2017
Cash flows from operating activities:
Net earnings	$43,874	$23,572
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization	5,866	3,670
Stock-based compensation	5,209	3,295
Equity in earnings from unconsolidated entities	(2,610)	(3,098)
Distribution of earnings from unconsolidated entities	3,244	3,280
Other	2,301	(18)
Changes in assets and liabilities:
Increase in real estate	(87,732)	(89,222)
Decrease in deposits on real estate under option or contract	7,406	5,532
Decrease/(increase) in other receivables, prepaids and other assets	5,426	(20,162)
Decrease in accounts payable and accrued liabilities	(15)	(16,064)
(Decrease)/increase in home sale deposits	(298)	4,449
Net cash used in operating activities	(17,329)	(84,766)
Cash flows from investing activities:
Investments in unconsolidated entities	—	(10)
Purchases of property and equipment	(6,383)	(3,238)
Proceeds from sales of property and equipment	30	49
Maturities/sales of investments and securities	1,018	1,226
Payments to purchase investments and securities	(1,018)	(1,226)
Net cash used in investing activities	(6,353)	(3,199)
Cash flows from financing activities:
Proceeds from Credit Facility, net	—	45,000
Repayment of loans payable and other borrowings	(2,197)	(3,048)
Repayment of senior notes	(175,000)	—
Proceeds from issuance of senior notes	206,000	—
Payment of debt issuance costs	(3,315)	—
Net cash provided by financing activities	25,488	41,952
Net increase/(decrease) in cash and cash equivalents	1,806	(46,013)
Beginning cash and cash equivalents	170,746	131,702
Ending cash and cash equivalents	$172,552	$85,689

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31,
	2018		2017
	Homes	Value	Homes	Value
Homes Closed:
Arizona	275	$90,996	296	$100,550
California	231	159,391	210	132,094
Colorado	94	54,386	128	67,360
West Region	600	304,773	634	300,004
Texas	542	191,745	495	174,709
Central Region	542	191,745	495	174,709
Florida	260	112,787	146	65,574
Georgia	73	24,973	55	20,475
North Carolina	128	50,673	131	56,907
South Carolina	66	22,121	73	26,055
Tennessee	56	21,460	47	16,893
East Region	583	232,014	452	185,904
Total	1,725	$728,532	1,581	$660,617
Homes Ordered:
Arizona	459	$153,161	403	$133,832
California	219	160,398	328	193,758
Colorado	175	97,095	143	82,095
West Region	853	410,654	874	409,685
Texas	809	279,503	693	251,773
Central Region	809	279,503	693	251,773
Florida	263	112,670	239	101,560
Georgia	148	50,870	69	22,402
North Carolina	157	61,485	150	66,332
South Carolina	80	28,674	72	25,538
Tennessee	48	18,940	38	15,413
East Region	696	272,639	568	231,245
Total	2,358	$962,796	2,135	$892,703

Order Backlog:
Arizona	510	$181,979	551	$194,625
California	306	223,982	349	215,302
Colorado	280	157,602	288	168,819
West Region	1,096	563,563	1,188	578,746
Texas	1,287	470,392	1,129	431,798
Central Region	1,287	470,392	1,129	431,798
Florida	449	196,470	346	152,440
Georgia	226	76,358	105	35,290
North Carolina	272	107,578	212	96,677
South Carolina	113	42,027	115	40,119
Tennessee	65	25,817	86	32,774
East Region	1,125	448,250	864	357,300
Total	3,508	$1,482,205	3,181	$1,367,844

Meritage Homes Corporation and Subsidiaries
Operating Data
(Unaudited)

	Three Months Ended March 31,
	2018		2017
	Ending	Average	Ending	Average
Active Communities:
Arizona	37	37.5	42	42.0
California	15	17.5	29	28.5
Colorado	17	14.0	10	10.0
West Region	69	69.0	81	80.5
Texas	97	94.5	85	82.5
Central Region	97	94.5	85	82.5
Florida	28	28.0	32	29.5
Georgia	21	20.0	17	17.0
North Carolina	20	18.5	18	17.5
South Carolina	12	12.5	15	15.0
Tennessee	6	6.0	8	7.5
East Region	87	85.0	90	86.5
Total	253	248.5	256	249.5

About Meritage Homes Corporation
Meritage Homes is the seventh-largest public homebuilder in the United States, based on homes closed in 2017. Meritage Homes builds and sells single-family homes for first- time, move-up, and active adult buyers in markets including California, Texas, Arizona, Colorado, Florida, North Carolina, South Carolina, Tennessee and Georgia. Meritage Homes has designed and built over 110,000 homes in its 32-year history, and has a reputation for its distinctive style, quality construction, and positive customer experience. Meritage Homes is the industry leader in energy-efficient homebuilding and has received the U.S. Environmental Protection Agency's ENERGY STAR Partner of the Year for Sustained Excellence Award every year since 2013 for innovation and industry leadership in energy efficient homebuilding.
For more information, visit www.meritagehomes.com.
The information included in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include management's projected home closings, home closing revenue, home closing gross margin and pre-tax earnings for the full year 2018, as well as improved overhead leverage and net earnings growth in 2018; and expected future growth and earnings expansion opportunities from millions of Millennials expected to enter the homebuilding market in the next decade.
Such statements are based on the current beliefs and expectations of Company management, and current market conditions, which are subject to significant uncertainties and fluctuations. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations. Meritage's business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company's stock and note prices may fluctuate dramatically. These risks and uncertainties include, but are not limited to, the following: the availability and cost of finished lots and undeveloped land; shortages in the availability and cost of labor; changes in interest rates and the availability and pricing of residential mortgages; changes in tax laws that adversely impact us or our homebuyers; inflation in the cost of materials used to develop communities and construct homes; the success of strategic initiatives; the ability of our potential buyers to sell their existing homes; cancellation rates; the adverse effect of slow absorption rates; competition; impairments of our real estate inventory; a change to the feasibility of projects under option or contract that could result in the write-down or write-off of earnest or option deposits; our potential exposure to and impacts from natural disasters or severe weather conditions; home warranty and construction defect claims; failures in health and safety performance; our success in prevailing on contested tax positions; our ability to obtain performance bonds in connection with our development work; the loss of key personnel; failure to comply with laws and regulations; our limited geographic diversification; fluctuations in quarterly operating results; our level of indebtedness; our ability to obtain financing if our credit ratings are downgraded; our ability to successfully integrate acquired companies and achieve anticipated benefits from these acquisitions; our compliance with government regulations, the effect of legislative and other governmental actions, orders, policies or initiatives that impact housing, labor availability, construction, mortgage availability, our access to capital, the cost of capital or the economy in general, or other initiatives that seek to restrain growth of new housing construction or similar measures; legislation relating to energy and climate change; the replication of our energy-efficient technologies by our competitors; our exposure to information technology failures and security breaches; negative publicity that affects our reputation; and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2017 under the caption "Risk Factors," which can be found on our website at www.investors.meritagehomes.com.